SECOND AMENDMENT TO GLOBE LIFE INC.
2018 INCENTIVE PLAN

Pursuant to the authority granted to the Board of Directors of Globe Life Inc. in Section 15.1 of the Globe Life Inc. 2018 Incentive Plan (the "Plan") and subject to shareholder approval, the Plan is hereby amended effective on the date shareholder approval is attained as follows:

I.

The Plan is hereby amended by amending and restating Section 5.1 to read in its entirety as follows:

> "SECTION 5.1 NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2 and 14.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 12,284,000 Shares. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 9,000,000.

II.

The Plan is hereby amended by amending and restating Section 7.1(b) to read in its entirety as follows:

> "7.1(b) PROHIBITION ON REPRICING. Except as otherwise provided in Section 14.1, the exercise price of an Option may not be reduced by (i) a reduction in exercise price, (ii) cancellation of the Option in exchange for a full value Award or an Award with an exercise price that is less than the original exercise price, (iii) cancellation of the Option in exchange for a cash payment or (iv) any other action that, directly or indirectly, would be considered a repricing, without the prior approval of the stockholders of the Company."

III.

The Plan is hereby amended by amending and restating Section 8.1(b) to read in its entirety as follows:

> "8.1(b) PROHIBITION ON REPRICING. Except as otherwise provided in Section 14.1, the exercise price of a SAR may not be reduced by (i) a reduction in the base price, (ii) cancellation of the SAR in exchange for a full value Award or an Award with a base price that is less than the original base price, (iii) cancellation of the SAR in exchange for a cash payment or (iv) any other action that, directly or indirectly, would be considered a repricing, without the prior approval of the stockholders of the Company."

IV.

The Plan is hereby amended to add a new Section 16.14 that provides as follows:

"16.14 CLAWBACK. Notwithstanding any provision of this Plan and grants hereunder to the contrary, any agreement evidencing an Award under the Plan shall also provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any shares of Stock issued under and/or any other benefit related to an Award (including, for the avoidance of doubt, any cash received in the settlement of an Award), or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Commission or any national securities exchange or national securities association on which the shares of Stock may be traded."

Except as otherwise provided in this Second Amendment, the Globe Life Inc. 2018 Incentive Plan is ratified and confirmed in all respects.

EXECUTED this 27th day of April, 2023.

GLOBE LIFE INC.

Name: J. Matthew Darden
Title: Co-Chief Executive Officer

ATTEST:

Name: Christopher T. Moore
Title: Corporate Senior Vice President, Associate Counsel and Corporate Secretary